Exhibit 99.1

    'THE GRAY SHEET' REVIEWS BSD MEDICAL'S CLINICAL PROGRESS AND PACIFIC RIM
                               MARKET DEVELOPMENTS

    SALT LAKE CITY, Jan. 13 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) announced that the company has been featured in "The Gray Sheet" this week in an article entitled, "BSD Medical to File PMA for Cancer Therapy; Prepares Japanese Strategy." The 600+ word article provides background on BSD Medical, reports its clinical developments and cites its progress in entering the Pacific Rim markets.

    In discussing the FDA application for the BSD-2000 cancer treatment system currently in preparation "The Gray Sheet" noted that the application will include data from approximately 4,000 treatments incorporating over 800 patients under an investigational device exemption. Regarding European studies, the article states that, "More extensive clinical work has been conducted in the EU, with over 5,000 patients receiving approximately 20,000 treatments."

    In discussing Pacific Rim market development, the article reported, "Beyond the U.S., BSD seeks to establish an international distribution network. The BSD-2000 was approved by China's State Food & Drug Administration in March 2005 -- eight months ahead of schedule." The article continues: "With China under its belt, the company is turning to Japan. On January 4, it announced a distribution agreement with Ktec Corporation, which has over 30 years of experience in importing and distributing medical devices in Japan."

    BSD Medical produces cancer therapy systems that deliver precision-focused RF/microwave energy into tumors, raising them to therapeutic temperatures. Super-heating cancer is used to kill cancer directly and to make companion radiation and/or chemotherapy treatments more effective. For further information about BSD Medical and its technologies visit the BSD website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems or regulatory approval of submissions for the Company's cancer treatment systems, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE BSD Medical Corp.
    -0-                             01/13/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /
    (BSM)